                             PORTOLA PACKAGING, INC.




                            MANAGEMENT INCENTIVE PLAN
                            Proposal for Fiscal 1997
                               September 12, 1996

I.   PURPOSE

     The purpose of the Management Incentive Plan ("Plan") is to:

     A. Reinforce those objectives most important to Company success with a focus on reaching strategic and operational goals;

     B. Maintain and reinforce the importance of annual and long-term earnings and cash flow;

     C. Encourage achievement of stretch goals related to profitability and growth, and provide compensation opportunities as the reward for their attainment;

     D.   Encourage teamwork as a means of achieving ongoing success; and

     E. Provide for additional compensation opportunity based on organizational unit and individual results.

II.  PLAN OPERATION

     The Management Incentive Plan provides cash incentive awards based upon Corporate Performance, Unit Performance and Individual Performance (definitions of these and other terms are contained in Section III). Goals are established in each of these three performance areas for each bonus plan participant, with the goals weighted to indicate relative importance. The goals are agreed to between the participant and his/her manager and approved one level up. There should normally not be more than 5 goals in each area. The three areas are also weighted, with the CEO's staff having a 70% weighting for the Corporate component and that component being weighted less at lower levels of the organization (see Exhibit C). However, a minimally acceptable operating income must be achieved in order for any award to be made. The amount of the management incentive awards will be determined in the following fashion.

A. The Incentive Opportunity Percentage ("IOP") will be determined at the end of the fiscal year when audited data is available. If the pretax operating income results fall within the Performance Table (see Exhibit A), then the IOP is determined from the Table.

     For actual results between those shown in the Table, interpolation is used to determine the IOP. If the actual performance is greater than maximum pretax operating income in the Table, the IOP shall not be greater than 200%.

     The Table is constructed so that if pretax operating income equals Plan, the IOP is 100% and Target Bonuses will be fully funded. Above Plan operating income performance, the Bonus Pool increases $1 for every $5 increase in pretax initially, and as the variance from Plan increases, the funding of the Pool increases. As IOP approaches 200% of Target, the Bonus Pool ultimately increases $1 for every $2 increase in pretax.

     If pretax operating income is below Plan, the Bonus Pool decreases $0.35 for every $1 decrease in earnings until the IOP declines to 50% of Target at 95% of Plan operating income. IOP is held at the 50% level over a further decline in operating income to allow some payouts for unit and individual performances.

     If the Corporate pretax operating income result falls below the minimum threshold on the Performance Table, 92% of Plan, the IOP will be zero and no incentive awards will occur.

B. An individual's weighted average performance against his/her goals is determined in the following manner. Examples of the calculations are contained in Exhibits D and E.

     1. The CORPORATE PERFORMANCE is determined by evaluating actual performance against the corporate objectives. Performance against each objective is evaluated on a scale of 0 to 200% as described in
          Exhibit  B.   The performance on each objective is multiplied by the
          weight for that objective to calculate the weighted result. The weighted results of the corporate objectives are summed to determine the total corporate performance weighted result.

     2. UNIT PERFORMANCE is determined by evaluating actual performance against unit objectives. Performance against each objective is evaluated on a scale of 0 to 200%. The performance on each objective is multiplied by the weight for that objective to calculate the weighted result. The weighted results of the unit objectives are summed to determine the total unit performance weighted result.

     3. INDIVIDUAL PERFORMANCE is determined by evaluating actual performance against individual objectives. Performance against each objective is evaluated on a scale of 0 to 200%. The performance on each objective is multiplied by the weight for that objective to calculate the weighted result. The weighted results of the unit objectives are summed to determine the total individual performance weighted result.

C.   The MANAGEMENT INCENTIVE PLAN BONUS will be calculated as follows:

     * The corporate, unit and individual results will be multiplied by the weighting assigned to each one, with those weightings based on the individual's level within the organization.

     * The resulting three weighted results will be summed to get the individual's overall weighted average performance.

     * The overall weighted average performance will be multiplied by the Corporate IOP to determine the percent of the individual's Target Bonus earned.

     * The percent of the Target Bonus earned is then multiplied by the Target Bonus to determine the total award.

D. Payments of individual award amounts less Profit Sharing and appropriate taxes, will be made only to eligible participants. In no event may a participant's award be distributed or transferred to any other Company employee or group of employees.

E. Award payments will be made as soon as is practical but no later than November 15 of the year following the plan year.

III. DEFINITIONS

     A. PARTICIPANT: A full-time employee of the Company, approved by the CEO to receive an incentive award and whose employment with the Company commenced on or before June 30.


               The term "Participant" will be used in referring to all eligible positions listed above.

     B. RANGE OF OPPORTUNITY: The range of opportunity will be from 0% to 200% of Target Bonus depending upon the participant's performance and the Corporate IOP result (see "Performance Table").

     C. TARGET BONUS: Each participant in the Management Incentive Plan has a Target Bonus established by the Corporation that is appropriate for the participant's position and scope of responsibilities. A payout equal to 100% of Target Bonus is considered a full bonus payout. Payouts above 100% are very unusual and based on exceptional performance and results.

     D. CORPORATE PERFORMANCE: Performance against overall Corporate goals established by the CEO's staff and approved by the Board of Directors prior to the start of the plan year.

     E. PERFORMANCE TABLE: A table defining a range of pretax operating income results for a given plan year and the Incentive Opportunity Percentage ("IOP") associated with each level within the ranges. The Performance Table is attached as Exhibit A.

     F. INCENTIVE OPPORTUNITY PERCENTAGE: Indicates the degree to which the Bonus Pool is funded. The Management Incentive Plan depends upon the Corporation performing well against its operating income plan for the plan year. The degree of performance is translated into an Incentive Opportunity Percentage ("IOP") by the Performance Table.

     G. BONUS POOL: The accrued funds available to pay out management incentive awards.

     H. UNIT: A measurable subsection of the Company under the Management Incentive Plan; that is, a Division or a Corporate Department.

     I. UNIT PERFORMANCE: Performance against defined objectives established for a given unit by its management and approved by the CEO's staff prior to the start of the plan year.

     J. PERFORMANCE WEIGHTS: The sum of the weights for the objectives established for each of the corporate, unit and individual performance areas must equal 100%. No single objective should be weighted more than 60% or less than 10%.

     K. INDIVIDUAL PERFORMANCE: Performance by a participant against usually not more than five individual objectives which support the achievement of Corporate and Unit objectives.


IV. TRANSFERS FROM ONE UNIT TO ANOTHER

     In the event that a Participant transfers from one incentive eligible position to another, a decision will be made on a case by case basis as to the relative impact of old vs. new unit results on the final award determination. The Chief Executive Officer and appropriate Division and/or Department Manager(s) will make the decision at the time of transfer.

V.   TRANSFERS INTO INELIGIBLE POSITIONS

     In the event that a Participant transfers into an ineligible position at the Company's request for reasons other than failure to meet job requirements, the employee would be eligible to participate for the remainder of the calendar year. If a participant transfers at his/her own request into an ineligible position, the participant will not be eligible to receive an award

VI.  NEW PARTICIPANTS

     An eligible employee whose employment commences, or who is promoted and made a Plan Participant after September 1, but on or before June 30, shall receive a pro rata share of the award which would have otherwise been paid. The pro rata share shall equal the number of months, or partial months, the employee was eligible for Plan participation divided by twelve, times the award amount. No award amount shall be paid to an employee hired or newly promoted into an eligible position after June 30 of the plan year.

     Employees hired or promoted into eligible positions on or before June 30 should have individual objectives developed within thirty days of the hire or promotion date.

VII. TERMINATION

     A participant who is terminated for any reason other than death, disability (as defined in the Company's Long-Term Disability Plan), or normal or early retirement forfeits all rights to the payment of awards under the plan.

     If an employee is terminated as a result of death, disability or normal or early retirement, a pro rata share of the award amount will be paid as if the employee had not been terminated. The total award will be based on the achievement of Corporate and Unit Objectives. The pro rata share shall equal the number of months, including partial months, the individual was an actively employed participant during the Incentive Plan year divided by twelve, times the award amount.

     In the event of death, any award which was to be paid to the participant will be paid to the most current beneficiary on file for the Group Life Insurance Plan.

VIII.     AFFECT ON OTHER PLANS

     The payment of an award is excluded from, and in no manner affects, the calculation or determination of benefits payable under any other Company benefit plan or program, including but not limited to the Company's retirement, disability and life insurance plans.

     However, Management Incentive Plan participants will not be eligible for both an award under this plan and an award under the Profit Sharing Plan. The participant in this plan will receive the greater of the two awards.
     If the management incentive award is greater, a portion equal to the profit sharing award for the year will go into the participant's pretax profit sharing account and the balance, less appropriate tax withholding, will be paid in cash.

IX.  RIGHT OF CONTINUED EMPLOYMENT

     The plan and participation in the plan does not confer on any employee any legal or equitable right to be continued in the employ of the Company, and the Company reserves the right to terminate any employee.

X.   PLAN ADMINISTRATION AND REVISIONS

     The plan may be terminated or modified at any time by the Compensation Committee of the Board of Directors. No bonuses will be paid under the provisions of this plan without the review and approval of the Compensation Committee.

     The right to revise or modify any award to accommodate special and unusual circumstances is under the sole discretion of the Compensation Committee.